Exhibit 10.23

DISTRIBUTION AGREEMENT
(Remaining Territories)

THIS AGREEMENT, effective February 15, 2016, by and among KNIGHT THERAPEUTICS (BARBADOS) INC. (“Knight”), a corporation incorporated under the laws of Barbados, and NOMAD CHOICE PTY LTD. (“Nomad”), a corporation formed under the laws of Australia.

WHEREAS Synergy CHC Corp. (“Synergy”) and Knight are parties to that certain distribution, license and supply agreement dated January 22, 2015 as may be amended, supplemented or restated from time to time, including by amendment and confirmation agreement dated December 3, 2015 to which amendment Nomad and Breakthrough Products, Inc. were also parties (collectively the “DLS Agreement”);

WHEREAS pursuant to the DLS Agreement, Synergy, for itself and on behalf of its Affiliates, has named Knight its exclusive distributor of Licensed Products in the Territory;

WHEREAS Synergy has acquired all of the shares of Nomad effective November 16, 2015 and, as and from that date, Nomad became an Affiliate;

WHEREAS pursuant to the amendment and confirmation agreement dated December 3, 2015 and referred to above, Nomad confirmed that the terms and conditions of the DLS Agreement apply to it and its products;

WHEREAS FT Products (as herein defined) are included amongst the Licensed Products;

WHEREAS Knight wishes to enter into this distribution agreement with. Nomad in respect of Direct Channel Sales of FT Products in all countries of the Territory other than Canada (collectively, the “Remaining Territories”);

WHEREAS Knight assigned all of its rights under the DLS Agreement in respect of Licensed Products in Canada to Knight Therapeutics Inc. (“KTI”);

WHEREAS, contemporaneously herewith, Nomad and KTI are entering into a similar distribution agreement with respect to Canada.

NOW THEREFORE in consideration of the mutual promises and covenants contained herein, the Parties, intending to be legally bound, agree as follows:

1	DEFINITIONS

1.1	Definitions. Unless the context otherwise indicates, defined terms used in this Agreement shall have the meaning ascribed thereto in the DLS Agreement.

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1.2	The following terms as used hereinafter in this Agreement shall have the meaning set forth in this Section:

“Cost of Goods” means Knight’s cost of manufacture, packaging and/or purchase of FT Products and supply of same to Nomad under this Agreement. For greater certainty, where Knight purchases FT Products from a Manufacturer, the Cost of Goods will be the amount paid by Knight to the Manufacturer.

“Direct Channels Sales” means the Commercialization of FT Products in the Remaining Territories directly to consumers from a website or any other direct-to-consumer sales channel.

“FT Products” means the “Flat Tummy Tea” line of products as now or may in the future be Commercialized by Nomad or its Affiliates (including future line extensions relating thereto) and other tea or beverage products and related accessories Commercialized from time to time by Nomad or any company or entity controlled by Nomad. For greater certainty, the “Flat Tummy Tea” line of products shall include any products and accessories that are Commercialized under the “Flat Tummy” trademark and/or tradename (or any variations thereof) together with any tea products and related accessories, or any beverage products that are marketed to reduce bloating.

“Gross Sales” means the gross invoiced sales price for FT Products sold by Nomad or its Affiliates, as applicable, to Third Parties throughout the Remaining Territories during each Calendar Quarter, less only (i) the shipping and handling charges that are actually incurred by Nomad or its Affiliates in delivering such FT Products to the end users in the Remaining Territories and (ii) sales, value added and other similar taxes that are included in the gross invoiced sales price of FT Products. Sales between or among Nomad and its Affiliates shall be excluded from the computation of Gross Sales, but Gross Sales shall include the subsequent final sales to Third Parties by any such Affiliates. Where

(a) FT Products are sold by Nomad or its Affiliates other than in an arm’s length sale,
(b) FT Products are sold as one of a number of items without a separate invoiced price; or
(c) consideration for FT Products shall include any non-cash element, the Gross Sales applicable to any such transaction shall be deemed to be Nomad’s average Gross Sales to Third Parties for the applicable quantity of FT Products at that time.

1.3	Other Definitional and Agreement References. References to any agreement, contract, statute, act, or regulation are to that agreement, contract, statute, act, or regulation as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof

1.4	Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

1.5	Sections and Headings. The term “Section” refers to the specified Section of this Agreement, unless otherwise specified. Headings and captions of the Sections hereof are for convenience only and are not to be used in the interpretation of this Agreement.

1.6	Gender. Words of one gender include the other gender.

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1.7	Include, Includes, Including. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

1.8	Joint and Several Obligations. Unless specified otherwise in this Agreement, the obligations of any Party consisting of more than one person are joint and several.

1.9	Number of Days. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

1.10	Party References. Reference to any Party includes the successors and permitted assigns of that Party.

1.11	Singular/Plural. Words using the singular or plural number also include the plural or singular number, respectively.

1.12	United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States, unless otherwise noted.

2	DISTRIBUTION TERMS

2.1	Distribution. Subject to the terms of the Agreement, Knight on behalf of itself and its Affiliates, hereby appoints Nomad as its exclusive Third Party distributor of FT Products for the Remaining Territories solely and exclusively in respect of Direct Channel Sales and further grants to Nomad and Nomad hereby accepts for the Remaining Territories and solely and exclusively in respect of Direct Channel Sales a non-exclusive sublicense under the Synergy Marks used in association with FT Products to Commercialize FT Products through Direct Channel Sales in the Remaining Territories. For greater certainty, the said appointment shall not limit the right of Knight (directly or through its Affiliates) to distribute FT Products in the Remaining Territories through Direct Channel Sales. In the event that Knight determines to create and operate a website or uses other social media to promote and sell FT Products in the Remaining Territories, it shall consult with Nomad and each of Nomad and Knight shall coordinate and cooperate with respect to their web and social media initiatives. In commercializing the FT Products in the Remaining Territories through Direct Channel Sales, Knight shall not pursue a brand strategy that Nomad, acting reasonably, determines is materially adverse to the brand equity of FT Products in the Remaining Territories.

2.2	Sublicensing. Nomad may sublicense its rights granted hereunder or use sub-distributors or third party service providers to exercise its right or fulfill its obligations hereunder. All sublicense agreements, distribution or other arrangements or agreements shall be consistent with the terms and conditions of this Agreement, and Nomad assumes full responsibility for any actions taken by any sublicensee, distributor or other party and any of the expenses, costs, or fees incurred by any sublicensee, distributor or other party.

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2.3	Interim Period. Section 3.2 below contemplates that Knight shall enter into an agreement with the Manufacturer. Knight shall advise Nomad by notice in writing when such agreement is in place (the “Notice Date”). Notwithstanding Section 3.1, until the Notice Date, Nomad shall be permitted to source FT Products directly from the Manufacturer. Nomad will make payments to Knight equal to sixty percent (60%) of Gross Sales in respect of the period from November 1, 2015 and until Nomad exhausts sales of FT Products sourced from such directly acquired inventory. The first such payment in respect of Gross Sales made during the period from November 1, 2015 to and including December 31, 2015 shall be made within ten (10) Business Days from the date hereof. A further payment in respect of the Gross Sales made during the period from January 1, 2016 to and including the Notice Date shall be made within ten (10) Business Days of the Notice Date for Gross Sales made during such period. Thereafter, payments shall be made on a monthly basis (on or before the fifteenth (15th) day of each month) from all Gross Sales of such inventory and until such inventory is exhausted.

3	SUPPLY

3.1	Exclusivity. Except as set forth otherwise in Section 2.3, Nomad will purchase all of its requirements of FT Products for the Remaining Territories and in respect of Direct Channel Sales exclusively from Knight, subject to the terms and conditions of this Agreement.

3.2	Manufacturer. Nomad acknowledges that Knight may from time to time enter into an agreement with a contract manufacturer (the “Manufacturer”) for the supply of FT Products under this Agreement. In such instances, Knight and Nomad shall determine mutually acceptable procedures that will allow Nomad to liaise directly with the Manufacturer in respect of order entry, logistics, delivery and other related matters; provided that Nomad shall acquire FT Products exclusively from Knight as stated in Section 3.1 above. Subject to Section 3.5 below, Knight will, at Nomad’s request, facilitate any claims, demands, complaints or similar actions that Nomad wishes to assert against the Manufacturer in respect of FT Products purchased by Nomad from Knight.

3.3	Packaging. The parties acknowledge that to the extent that the Manufacturer does not supply the packaging for the FT Products, Knight shall not be obliged to supply packaging to Nomad. Nomad will continue to source such packaging itself and will make arrangements with the Manufacturer to fill bulk product into the packaging provided.

3.4	Credit Limit. Knight may impose reasonable credit limits on the amount of FT Products that are on order or unpaid from time to time.

3.5	Liability. Nomad acknowledges that Knight’s liability for any and all claims arising from or in connection with the supply of FT Products under this Agreement shall be limited to the amounts that Knight may itself recover from the Manufacturer less all amounts incurred by Knight to recover such amounts.

3.6	Regulatory Submissions. Knight shall be solely responsible, at its expense, for preparing, filing, and managing any Regulatory Submission and for maintaining any Regulatory Approval for the FT Products in the Remaining Territories. Nomad shall provide reasonable assistance to Knight in making submissions to Governmental Authorities and maintaining such Regulatory Approvals. Unless otherwise required by Applicable Law, any Regulatory Approvals shall be filed, owned and held in the name of Knight. Knight shall notify Nomad of all Regulatory Submissions that it submits.

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3.7	Regulatory Correspondence. Each Party shall promptly (and in any event, within five (5) Business Days of the date of receipt of notice) notify the other Party in writing of, and shall provide the other Party with copies of, any material correspondence received from a Governmental Authority in the Remaining Territories. In the event that a Party receives any material regulatory letter requiring a response, the other Party will cooperate fully with the receiving Party in preparing such response and will promptly provide the receiving Party with any data or information required by the Receiving Party in preparing any such response.

3.8	Other Covenants. In addition to its other obligations, commitments and undertakings set out in this Agreement, Knight agrees to assume the reasonable costs of intellectual property filings, procurement and maintenance for all intellectual property applications and registrations associated with the FT Products in the Remaining Territories.

3.9	Additional Terms.

	3.9.1	A Party shall promptly notify the other Party in writing of all proposed changes, whether voluntary or involuntary, including those arising from a request from a Governmental Authority in the Remaining Territories, concerning the quality of FT Products and/or documentation or other items for such changes relating to the quality of the FT Products. The Parties shall negotiate in good faith towards an appropriate response to such a Governmental Authority in respect of each proposed change in the quality of the FT Products including any costs associated with implementing said changes.

	3.9.2	Minor changes in the procedures for manufacture or quality control that do not require approval from a Governmental Authority in the Remaining Territories or that will not affect Regulatory Approvals in the Remaining Territories will be communicated by Knight to Nomad in an annual review.

	3.9.3	Knight will maintain complete and accurate books, records, and accounts used for the determination of expenses, deductions, credits, or other relevant factors in connection with the calculation of Cost of Goods, in sufficient detail to confirm the accuracy of any payments required under this Agreement, which books, records, and accounts will be retained until three (3) years after the end of the period to which such books, records, and accounts pertain.

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	3.9.4	During the Term of this Agreement and for three (3) years thereafter, Nomad will have the right to have an independent certified public accounting firm of internationally recognized standing access during normal business hours, and upon reasonable prior written notice, to such of the records of Knight as may be reasonably necessary to verify the accuracy of Cost of Goods for any Calendar Quarter. The accounting firm will disclose to the Parties only whether the Cost of Goods reported by Knight is correct or incorrect and the specific details concerning any discrepancies. The auditing Party will bear all costs of such audit, unless the audit reveals a discrepancy in the auditing Party’s favor of more than five percent (5%), in which case the other Party will bear the cost of the audit. Each Party will treat all information subject to review under this Section as Confidential Information and will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement obligating such firm to maintain all such financial information in confidence pursuant to such confidentiality agreement.

	3.9.5	If, based on the results of any audit under Section 3.9.4, payments are owed by one Party to the other under this Agreement, then the Party having such obligation will make such payment promptly after the accounting firm’s written report is delivered by courier or registered mail to both Parties.

3.10	Responsibility. Nomad acknowledges the terms and conditions of the DLS Agreement and agrees that, except as set forth in this Agreement, it shall be solely liable and responsible for all obligations, liabilities and requirements under the DLS Agreement and under Applicable Law relating to the Commercialization of FT Products in the Remaining Territories through Direct Channel Sales as permitted pursuant to Section 2.1 and shall indemnify and hold Knight harmless in respect of same.

4	PAYMENT AND FINANCIAL TERMS

4.1	Product Price. Knight will supply FT Products to Nomad at a price (the “Product Price”) equal to the aggregate of (i) the Cost of Goods and (ii) sixty percent (60%) of the Gross Sales. Knight shall initially invoice Nomad for the Cost of Goods for FT Products supplied hereunder. Nomad shall pay Knight’s invoice for the Cost of Goods no later than thirty (30) days after delivery of FT Products relating thereto.

4.2	Report. Within sixty (60) days following the end of each Calendar Quarter, Nomad shall render a written report to Knight setting forth the following information and calculations in which sales of FT Products occurred as permitted pursuant to Section 2.1 above in the Calendar Quarter covered by such report:

	4.2.1	the Gross Sales, if any, in United States dollars; and

	4.2.2	the calculation of the balance of the Product Price for FT Products (having regard to the Cost of Goods previously invoiced) based on that Calendar Quarter’s actual Gross Sales.

4.3	Balance of Product Price. The payment of the balance of the Product Price shall be made by Nomad within thirty (30) days from the end of each Calendar Quarter in which such payment accrues.

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4.4	Currency. The Product Price shall be paid by Nomad in United States dollars. For the purposes of determining the Cost of Goods, if incurred by Knight in a currency other than United States dollars, the Cost of Goods shall be converted into United States dollars using the closing conversion rate of the Bank of Canada on the business date prior to the date of the invoice to Nomad in respect thereof, and with respect to the balance of the Product Price, if Gross Sales were invoiced in a currency other than United States dollars, Gross Sales shall be converted into United States dollars using the closing conversion rate of the Bank of Canada on the last business day of the calendar quarter preceding the applicable calendar quarter.

4.5	Procedures. All sums due under this Agreement shall be paid by wire transfer of immediately available funds, or such other method mutually agreed upon by the Parties, in each case at the expense of the payer, no later than the due date thereof (with twenty-four (24) hours advance notice of each wire transfer) to the bank accounts or such other bank accounts as the payee shall designate in writing within reasonable period of time prior to such due date.

4.6	Interest. In the event that any payment due hereunder is not made when due, interest shall accrue at a rate per annum equal to the lesser of one point twenty-five percent (1.25%) per month or the highest rate permitted by Law, calculated on the number of days such payments are paid after the date such payments are due and compounded monthly.

4.7	Withholding Tax. Nomad will make all payments to Knight under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment. Any tax required to be withheld on amounts payable by Nomad under this Agreement will be timely paid by Nomad on behalf of Knight to the appropriate Governmental Authority, and Nomad will furnish Knight with the corresponding proof of payment of such tax, as may be required in order to enable Knight to request reimbursement or deduction. of the withheld amount, or to otherwise comply with its duties. Nomad and Knight agree to cooperate to legally minimize and reduce such withholding taxes and provide any information or documentation required by any taxing authority.

4.8	VAT and Similar Taxes. All amounts paid by Nomad to Knight under this Agreement are exclusive of, and Nomad shall pay any sales, use, rental, custom, excise, stamp documentary, value added, consumption or other similar Taxes, duties, Ievies, fees or charges that may be assessed in any jurisdiction resulting from or arising under this Agreement. Knight shall collect and remit such taxes, duties, levies, fees or charges as required under Law.

5	TERM

5.1	Initial Term. The appointment set forth in Section 2.1 shall be for the duration of five (5) years commencing on the date hereof, and this Agreement shall automatically renewal for additional one (1) year terms unless either Party gives notice of nonrenewal at least one hundred and eighty (180) days prior to the end of the then-current term.

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5.2	Termination for Breach. Either Party may terminate this Agreement by written notice to the other Party with immediate effect in the following cases:

(a) In the event of a petition in bankruptcy or insolvency of the other Party, or in case of the filing by the other Party of any petition or answer seeking reorganization, readjustment, or rearrangement of its business under any law or any government regulation relating to bankruptcy or insolvency, or in case of the institution by the other Party of any proceedings for the liquidation or winding up of its business, or for the termination of its corporate charter.

(b) If the other Party is otherwise in material default or breach of this Agreement and such default or breach is not cured within (i) sixty (60) days after written notice thereof is delivered to the defaulting or breaching Party (thirty (30) days in the case of Nomad’s failure to pay any amounts due hereunder), or (ii) in the case of a breach that cannot be cured within sixty (60) days, within a reasonable period not exceeding one hundred twenty (120) days after written notice thereof is delivered to the defaulting or breaching Party.

5.3	Effect of Termination. Upon expiry or termination of this Agreement, all rights granted by Knight hereunder shall terminate and Nomad undertakes to except as provided for in Section 5.4, cease any Commercialization of the FT Products in the Remaining Territories.

5.4	Sell-Off of Inventory. Subject to compliance with Section 4 hereof, upon termination of this Agreement, Nomad shall be entitled to sell off any inventory of the FT Products in Nomad’s possession or control or which are subject to binding purchase orders on the date such termination is effective.

6	LIMITATION OF LIABILITY

WITHOUT LIMITING THE PARTIES’ OBLIGATIONS REGARDING INDEMNIFICATION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY WHO MAY BENEFIT FROM ANY PROVISION OF THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER.

7	OTHER PROVISIONS

7.1	Further Assurances. Upon request by either Party and at such Party’s expense, the other Party shall do such further acts and execute such additional agreements and instruments as may be reasonably necessary to give effect to the purposes of this Agreement.

7.2	Independent Status. Each Party shall act as an independent contractor and shall not bind nor attempt to bind the other Party to any contract, nor any performance of obligations outside of the license agreement. Nothing contained or done under the Agreement shall be interpreted as constituting either Party the agent of the other in any sense of the term whatsoever or in the relationship of partners or joint venturers.

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7.3	Assignment. Except in connection with the acquisition of a Party or the sale of all or substantially all of the assets of such Party, this Agreement may not be, directly or indirectly, assigned or transferred, in whole or in part, by a Party to a Third Party without the prior written consent of the other Party. The rights and obligations contained herein shall inure to the benefit of each Party’s successors and permitted assigns, and shall be binding on and enforceable against the relevant Party’s successors and permitted assigns. Any reference in this Agreement to any Party shall be construed accordingly.

7.4	Compliance with Law. Each Party shall comply with, and shall not be in violation of any valid applicable international, national, provincial or local statutes, laws, ordinances, rules, regulations, or other governmental orders of the Remaining Territories.

7.5	Force Majeure. No Party shall be responsible for a failure or delay in performance of any of the obligations hereunder due wars, insurrections, strikes, acts of God, power outages, storms, or actions of regulatory agencies (such events being defined as “Force Majeure”), provided that the Party seeking relief from its obligations advises the other Party forthwith of the Force Majeure. A Party whose performance of obligations has been delayed by force majeure shall use commercially reasonable efforts to overcome the effect of the Force Majeure as soon as possible. The other Party will have no right to demand indemnity for damage or assert a breach against such Party, provided, however, that if the event of Force Majeure preventing performance shall continue for more than six (6) months and such underlying cause would not also prevent other parties from performing such obligations, then the Party not subject to the event of Force Majeure may terminate this Agreement with a written notice to the other without any liability hereunder, except the obligation to make payments due to such date.

7.6	Notices and Amendments. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by hand delivery as hereinafter provided. Any such notice, if sent by fax or other means of electronic communication, shall be deemed to have been received on the day of sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notices of change of address shall also be governed by this Section 7.6. Notices and other communications shall be addressed as follows:

(a)	In the case of the Nomad:

NOMAD CHOICE PTY LTD.

do Synergy Strips Corp.

865 Spring Street

Westbrook, Maine 04092

Attention: Jack Ross

E-mail:          jack.ross@purebrands.ca

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with a copy to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

U.S.A.

Attention: W. David Mannheim, Esq.

Fax:               (919) 781.4865

E-mail:          dmannheim@wyrick.com

(b)	In the case of Knight:

KNIGHT THERAPEUTICS (BARBADOS) INC.

The Business Centre

Upton, St-Michael

BB11103 Barbados

Attention: Michel Loustric, President

E-mail:          mloustric@gud-knight.com

With a copy to:

Davies Ward Phillips & Vineberg LLP

900 Third Avenue - 24th Floor

New York, New York 10022

U.S.A.

Attention: Hillel W. Rosen

Fax:              (212) 308-0132

E-mail:          hrosen@dwpv.com

7.7	Waiver. No failure to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof. Any waiver granted hereunder shall only be applicable the specific acts covered thereby and shall not apply to any subsequent events, acts, or circumstances

7.8	Complete Agreement. This Agreement embodies all of the understandings and obligations between the Parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof. Any amendments or supplements to this Agreement shall not be valid unless executed in writing by duly authorized officers of both parties.

7.9	Severability. In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portion hereof shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

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7.10	Governing Law. This Agreement all disputes arising out of or relating to this Agreement, or the performance, enforcement, breach or termination hereof or thereof, and any remedies relating thereto, shall be construed, governed by and interpreted in accordance with the laws of the State of New York.

7.11	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same Agreement and shall become effective when a counterpart hereof has been signed by each of the Parties and delivered to the other Party.

7.12	Time of Essence. Time shall be of the essence of this Agreement and of each provision hereof

7.13	Arbitration. Except as otherwise expressly provided herein, any dispute or claim arising out of or relating to this Agreement, or to the breach, termination, or validity of this Agreement, will be resolved as follows: each Party shall discuss the matter and make reasonable efforts to attempt to resolve the dispute. If the Parties are unable to resolve, the dispute a CEO or President of each Party will meet within thirty days (30) of a request to attempt to resolve such dispute being made by a Party. If the CEOs or Presidents cannot resolve the dispute through good faith negotiations within sixty (60) days after a Party requests such meeting, then the Parties shall resort to binding arbitration before a single arbitrator using the arbitration procedures set forth under the American Arbitration Association under its Commercial Arbitration Rules. Any hearing in the course of the arbitration shall be held New York, New York in the English language. The decision of the arbitrator shall be final and not subject to appeal and the arbitrator may apportion the costs of the arbitration, including the reasonable fees and disbursements of the parties, between or among the parties in such manner as the arbitrator considers reasonable. All matters in relation to the arbitration shall be kept confidential to the full extent permitted by law, and no individual shall be appointed as an arbitrator unless he or she agrees in writing to be bound by this provision.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have signed this Agreement,

KNIGHT THERAPEUTICICS
(BARBADOS) INC.

By:	/s/ Michael Loustric
Name:	Michael Loustric
Title:	President

NOMAD CHOICE PTY LTD.

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have signed this Agreement,

KNIGHT THERAPEUTICICS
(BARBADOS) INC.

By:
Name:
Title:

NOMAD CHOICE PTY LTD.

By:	/s/ Jack Ross
Name:	Jack Ross
Title:	CEO